CERTIFICATE OF AMENDMENT
                                       OF
                       AGREEMENT AND DECLARATION OF TRUST
                                       OF
                         FRANKLIN TEMPLETON FUND MANAGER

The undersigned certify that:

1. They constitute a majority of the Board of Trustees of Franklin Templeton Fund Manager, a Delaware business trust (the "Trust").

2. They hereby adopt the following amendment to the Agreement and Declaration of Trust of the Trust (the "Declaration of Trust"):

        Article I, Section 1 is hereby amended to read as follows:

        SECTION 1. NAME. This trust shall be known as "Franklin Templeton Fund Allocator Series" and the Trustees shall conduct the business of the Trust under that name or any other name as they may from time to time determine.

3. This amendment is made pursuant to Article VIII, Section 4 of the Declaration of Trust which empowers the Trustees to restate and/or amend such Declaration of Trust at any time by an instrument in writing signed by a majority of the then Trustees.

     IN WITNESS WHEREOF, the Trustees named below do hereby set their hands as of the 17th day of September, 1996.


                                               /s/ HARRIS J. ASHTON
Frank H. Abbott III                            Harris J. Ashton

/s/ S. JOSEPH FORTUNATO                        /s/ DAVID W. GARBELLANO
S. Joseph Fortunato                            David W. Garbellano

/s/ CHARLES B. JOHNSON
Charles B. Johnson                             Rupert H. Johnson, Jr.

/s/ FRANK W.T. LAHAYE
Frank W.T. LaHaye                              Gordon S. Macklin